EXHIBIT 99.1

RAMCO-GERSHENSON PROPERTIES TRUST AGREES
TO SELL $75 MILLION OF SENIOR UNSECURED NOTES DUE IN 2028

Company Release: July 12, 2016

FARMINGTON HILLS, Michigan - Ramco-Gershenson Properties Trust (NYSE:RPT) (the "Company") announced today that on Friday, July 8, 2016 it entered into an agreement to issue $75 million of senior unsecured notes in a private placement with two high-quality institutional investors.  The notes have a 12-year term and are priced at a fixed interest rate of 3.64%, which represents a spread of 227 basis points above the 10-Year Treasury yield on the date of pricing. The sale of the notes is expected to close on November 30, 2016.

Proceeds from the financing, in conjunction with proceeds from planned asset sales, are expected to be used to pay off all maturing debt through 2017, including the mortgage on River City MarketPlace, as well as for general corporate purposes.

“We continue to drive down our long-term cost of debt and build liquidity and flexibility in our capital structure through the issuance of unsecured debt at attractive pricing,” said Geoff Bedrosian, Chief Financial Officer. “Our strong, primarily unsecured, balance sheet provides a solid foundation to pursue our strategic business objectives.”

The issuance of the senior unsecured notes is subject to customary conditions including, among others, the negotiation and execution of loan documents. There can be no assurance that these conditions will be satisfied or that the issuance of the notes will occur on the terms described herein or at all.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a number of the largest metropolitan markets in the central United States.  At March 31, 2016, the Company owned interests in and managed a portfolio of 72 shopping centers and one office building with approximately 15.7 million square feet of gross leasable area. At March 31, 2016, the Company's consolidated operating portfolio was 94.9% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202